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                                                                    Exhibit 99.4

                           WAIVER OF APPRAISAL RIGHTS
                               BY STOCKHOLDERS OF
                             EGGROCK PARTNERS, INC.

         WHEREAS, the undersigned is a holder of non-voting common stock ("Stockholder") of Eggrock Partners, Inc., a Delaware corporation ("Eggrock"), par value $.01 per share.

         WHEREAS, Eggrock has entered into the Agreement and Plan of Merger by and among Breakaway Solutions, Inc., Benedict Acquisition Corp. ("Benedict") and Eggrock Partners, Inc. ("Breakaway"), dated as of January 26, 2000 (the "Merger Agreement") pursuant to which Benedict will merge with and into Eggrock (the "Merger").

         WHEREAS, Section 262 of the Delaware General Corporation Law ("DGCL") grants appraisal rights to Stockholders of Eggrock and provides that Stockholders may demand in writing that Eggrock pay them the fair value for their shares.

         WHEREAS, in order to induce Breakaway and Benedict to consummate the Merger, the undersigned Stockholder desires to waive his or her appraisal rights pursuant to Section 262 of DGCL as of the date set forth below.

         NOW, THEREBY, the undersigned Stockholder hereby waives his or her rights to demand an appraisal of his or her shares of capital stock pursuant to
Section 262 of DGCL in connection with the Merger and agrees not to demand that Eggrock pay fair value for such shares. The undersigned stockholder acknowledges receipt of the consent solicitation statement/prospectus dated as of _________________ relating to the Merger, which constitutes notice that appraisal rights are available for his or her shares of capital stock and includes a copy of Section 262 of the Delaware General Corporation Law.

         IN WITNESS WHEREOF, the undersigned has duly executed this Waiver as of the date set forth below.

_____________________________             _________________________________
Date:                                     Name:

Shares of Eggrock Non-Voting Common Stock held by the Undersigned: _____________